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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-78077

Prospectus Supplement No. 2 dated October 27, 1999
to Prospectus dated May 27, 1999

                        TELESERVICES INTERNET GROUP INC.
                (formerly TeleServices International Group Inc.)

We have prepared this Prospectus Supplement No. 2 to update information included in our Prospectus dated May 27, 1999. This Prospectus Supplement should be read in conjunction with the Prospectus and the Prospectus Supplement dated August 3, 1999 (Prospectus Supplement No 1), which are to be delivered with this Prospectus Supplement No. 2. The Prospectus and the Prospectus Supplements relate to two Registration Statements: file no. 333-78077 and file no. 333-84021.

SELLING SECURITYHOLDERS. The information in the Prospectus and in Prospectus Supplement No. 1 under the heading "Selling Securityholders" is superceded in part by the following information:

                             SELLING SECURITYHOLDERS

                                                                                               SHARES
                                                                  MAXIMUM                   BENEFICIALLY
                                             SHARES                SHARES                   OWNED AFTER
                                          BENEFICIALLY           OFFERED IN                   OFFERING
NAME OF SELLING                          OWNED PRIOR TO           OFFERING             -----------------------
SECURITYHOLDER                              OFFERING               NUMBER              NUMBER          PERCENT
---------------                          --------------          ----------            ------          -------
Amro International, S.A. .............     19,665,899            19,665,899              0               --
Endeavor Capital Fund, S.A............     23,134,344            23,134,344              0               --
Basic Investments Ltd.................     29,282,510            29,282,510              0               --
Joseph Abergel .......................      4,974,748             4,974,748              0               --
Rebecca F. Walter ....................      7,378,050             7,378,050              0               --
Grady & Hatch and Co., Inc. ..........        250,000               250,000              0               --
Cliffwood Management .................      1,258,535             1,258,535              0               --
Michael Johnson ......................      2,747,672             2,747,672              0               --
Frank V. Pellegrini ..................      2,603,171             2,603,171              0               --

Note that some of the selling securityholders have already sold some or all of the shares listed after their names and under the columns "Shares Beneficially Owned Prior to Offering" and "Maximum Shares Offered in Offering" pursuant to the Prospectus dated May 27, 1999 and/or Prospectus Supplement No. 1.

THE COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 3 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENTS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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